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Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Formation
MarkWest Energy Operating Company, L.LC.	Delaware
Basin Pipeline L.L.C.	Michigan
West Shore Processing Company, L.L.C.	Michigan
MarkWest Energy Appalachia, L.L.C.	Delaware
MarkWest Texas GP, L.L.C.	Delaware
MW Texas Limited, L.L.C.	Delaware
MarkWest Michigan Pipeline Company, L.L.C.	Michigan
MarkWest Western Oklahoma Gas Company, L.L.C.	Oklahoma
MarkWest Power Tex L.P.	Texas
MarkWest Pinnacle L.P.	Texas
MarkWest PNG Utility L.P.	Texas
MarkWest Texas PNG Utility L.P.	Texas
MarkWest Blackhawk L.P.	Texas
MarkWest New Mexico L.P.	Texas
MarkWest Energy Finance Corporation	Delaware
MarkWest Energy East Texas Gas Company L.P.	Delaware
MarkWest Pipeline Company, L.P.	Delaware

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List of Subsidiaries